EXHIBIT 99.1

Sevcon, Inc. Announces Terms of Rights Offering to Its Stockholders

SOUTHBOROUGH, Mass., July 29, 2014 (GLOBE NEWSWIRE) -- Sevcon, Inc. (Nasdaq:SEV), a world leader in the design and manufacture of microprocessor-based controls for zero emission electric and hybrid vehicles, today announced the terms for its pending rights offering for shares of convertible preferred stock.

The rights offering, for which Sevcon has filed a registration statement with the Securities and Exchange Commission, is intended to raise $10 million before expenses in a cost-effective manner that gives all of Sevcon's existing stockholders the opportunity to participate. The net proceeds will be used for general corporate purposes and growth, including funding Sevcon's ongoing research and development and product commercialization initiatives and acquisitions of other businesses.

The preferred stock carries a 4% cumulative annual dividend and will be convertible at any time at the holder's option into shares of Sevcon's common stock at an initial conversion price of $8.00 per share, representing a conversion ratio of three shares of common stock for each share of preferred stock, subject to adjustment. Sevcon will be able to require conversion at any time after five years if the closing sale price of the common stock has exceeded $15.50 for 20 out of 30 consecutive trading days.

Common stockholders will receive one transferable subscription right for each share of common stock owned at 5:00 p.m., Eastern Daylight Time, on July 25, 2014. Each subscription right will be exercisable for 0.13022 shares of preferred stock at a subscription price of $21.50 per whole share. This is equivalent to $7.17 per share of common stock on an as-converted basis, a 7.3% discount from the closing sale price of $7.73 per share on July 28, 2014. No fractional shares will be issued, but the number of shares of preferred stock issuable upon exercise of one right shall be rounded up if and to the extent necessary so that each holder may subscribe for at least one whole share. The subscription rights, which will be listed for trading on Nasdaq under the symbol SEVRR, will expire if they are not exercised by 5:00 p.m., Eastern Daylight Time, on September 8, 2014, unless Sevcon extends the rights offering period.

Sevcon has received standby commitments from Meson Capital LP, whose managing partner is Ryan J. Morris, a director of Sevcon, and Walter M. Schenker, another director, to purchase shares of preferred stock not subscribed for by other stockholders up to an aggregate amount of $1.15 million, less any amount they invest to purchase shares upon exercise of subscription rights. A majority of the other directors and officers have indicated their intention to participate as well.

The registration statement relating to the rights offering has been filed with the SEC but has not yet become effective. The securities may not be sold, nor may offers to buy be accepted, before the registration statement is declared effective. At that time, a copy of the prospectus forming a part of the registration statement may be obtained free of charge at the website maintained by the SEC at www.sec.gov or by contacting the Information Agent for the rights offering at (855) 793-5068. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful before the registration or qualification under the securities laws of any such jurisdiction.

About Sevcon, Inc.

Sevcon is a world leader in the design and manufacture of microprocessor-based controls for zero emission electric and hybrid vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions, and to optimize the energy consumption of the vehicle's power source. Sevcon supplies customers throughout the world from its operations in the USA, the UK, France and the Asia Pacific region and through an international dealer network. Sevcon's customers are manufacturers of on and off road vehicles including cars, trucks, buses, motorcycles, fork lift trucks, aerial lifts, mining vehicles, airport tractors, sweepers and other electrically powered vehicles. For more information visit www.sevcon.com.

Forward-Looking Statements

Statements in this release about the rights offering and our plans are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those we anticipate. Among other things, the rights offering may not be successful so Sevcon may not raise the additional capital it desires for funding its business initiatives. Even if the offering is successful, global demand for electric vehicles incorporating our products may not grow as much as we expect, we may not be able to attract and retain the level of high quality engineering staff that we need to develop the new and improved products we need to be successful, and companies we acquire may be more costly to acquire and integrate, or may not generate as much revenue and earnings, as we anticipate. Please see the Company's most recent Forms 10-K and 10-Q on file with the SEC for further information regarding Sevcon's risk factors.

CONTACT: David Calusdian
         Sharon Merrill Associates
         1 (617) 542 5300
         dcalusdian@InvestorRelations.com

         Matt Boyle
         President and CEO
         1 (508) 281 5503
         matt.boyle@Sevcon.com